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                                                                     Exhibit 77C

COLUMBIA FUNDS SERIES TRUST I - SEMI-ANNUAL N-SAR REPORT FOR THE PERIOD ENDING 6/30/11

Columbia Real Estate Equity Fund
(the "Fund")

ITEM 77C - MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS:

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve the conversion of the Fund's investment objective and a related 80% policy from "fundamental" (requiring shareholder approval to modify in the future) to "non-fundamental" (not requiring shareholder approval to modify in the future). The meeting was adjourned with respect to this proposal and the adjourned meetings were held on February 28, 2011 and March 29, 2011. At the adjourned meeting held on March 29, 2011 the proposal was not approved by shareholders as follows:

 VOTES FOR    VOTES AGAINST   ABSTENTIONS   BROKER NON-VOTES
-----------   -------------   -----------   ----------------
120,982,834    143,012,647     4,296,899            0